EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

RWB HEALTH INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	3,000,000	$0.025	$75,000	0.00013810	$10.36
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$10.36
	Total Fees Previously Paid							0.00
	Total Fees Offsets							0.00
	Net Fee Due							10.36

(1)	Common stock, par value 0.001, estimated solely for the purposes of calculating the registration fee pursuant to rule 457(o) under the Securities Act of 1933, as amended.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rules 457(b) and 0-11(a)(2)

Fee Offset Claims

Fee Offset Sources

Rule 457(p)

Fee Offset Claims

Fee Offset Source